Exhibit 10.42

AMENDMENT NO. 1 CO-PROMOTION AGREEMENT

CV THERAPEUTICS, INC.

AND

SOLVAY PHARMACEUTICALS, INC.

This Amendment No. 1 to CO-PROMOTION AGREEMENT (hereinafter “Amendment”) is made on the 6th day of March, 2006, between Solvay Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Georgia and having a principal place of business at 901 Sawyer Road, Marietta Georgia 30062, U.S.A. (hereinafter “Solvay”) and CV THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 3172 Porter Drive, Palo Alto, California 94304, U.S.A. (hereinafter “CV Therapeutics”).

WHEREAS, CV Therapeutics and Solvay entered into an CO-PROMOTION AGREEMENT effective on December 6,2004 (hereinafter “Agreement”); and

WHEREAS, CV Therapeutics and Solvay desire to amend that Agreement as set forth in this Amendment.

NOW, THEREFORE, CV Therapeutics and Solvay, in consideration of their mutual promises, understand and agree as follows:

1.	Section 4.1(a)(iii) of the Agreement is hereby amended in its entirety to read as follows:

“(iii) The Baseline will be prorated for any partial calendar quarter occurring during the Term. The initial value of the Baseline will be [*] per calendar quarter, provided that starting with the calendar quarter in which the EUROPA sNDA FDA Approval is obtained, for the remainder of [*] of the Term the Baseline shall be changed to [*] per calendar quarter. For [*], the Baseline will be [*] for the first calendar quarter of [*], [*] for the second calendar quarter of [*], and [*] for the third and fourth calendar quarters of [*]. Thereafter during the Term, the Baseline for every remaining calendar quarter shall be [*], as may be adjusted from time to time during the Term in accordance with the other provisions of Section 4.1 of this Agreement; provided, however, the Baseline will not be adjusted in any manner for any price changes for the Product during the Term.”

2.	Section 4.l(a)(iv) of the Agreement is hereby deleted in its entirety and is of no force and effect during the Term.

3.	Except as amended by this Amendment, all other terms and conditions of the Agreement remain in full force and effect. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern.

*	Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, CV THERAPEUTICS, INC. and SOLVAY PHARMACEUTICALS, INC., intending to be legally bound have caused this Amendment to be executed by their duly authorized representatives and affirm the commitment to adhere strictly to the Agreement as amended by this Amendment.

CV THERAPEUTICS, INC.		SOLVAY PHARMACEUTICALS, INC.

By:	/s/ Louis G. Lange	By:	/s/ L.J. Downey

Print Name:	Louis G. Lange, M.D., Ph.D.	Print Name:	L.J. Downey, M.D.

Title:	Chairman & CEO	Title:	President & CEO

Date:	March 2, 2006	Date:	March 6, 2006

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